Exhibit 99.1

Investor Contact:

Heather Wietzel

Lambert, Edwards & Associates

investors@perceptron.com

+ (616) 233-0500

PERCEPTRON Announces Resignation of Chief Financial Officer

Plymouth, MI, April 22, 2015 – Perceptron, Inc. (NASDAQ: PRCP) Perceptron’s Chief Financial Officer, Keith Marchiando, submitted his resignation effective May 8, 2015, the company disclosed today. Mr. Marchiando has accepted a position with a private firm. Until his departure, Mr. Marchiando will continue his current responsibilities for the Company and will work on transition matters.

The Company will commence a comprehensive search for a new Chief Financial Officer to succeed Mr. Marchiando.

“While we are disappointed to lose Keith, because of a myriad of opportunities we see in our multi-national, high technology business, we are very confident that we will find a strong CFO in a reasonable period of time,” said Jeff Armstrong, CEO of Perceptron. “We wish Keith the best in his new endeavor and appreciate his efforts on behalf of the Company.”

About Perceptron

Perceptron (NASDAQ:PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. More than 900 systems, 12,000 Perceptron measuring sensors and over 3,000 COORD3 coordinate measuring machines are in active daily use worldwide. Headquartered in Plymouth, Michigan, Perceptron has subsidiary operations in the Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Spain and the UK. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates," "prospects" or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward- looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the Company's ability to hire and retain critical executives and employees. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.